FieldPoint Petroleum Corporation Announces Plans to Establish Bakken Footprint

First Acreage Acquired in Renville County, North Dakota

January 4, 2010

AUSTIN, Texas (January 4, 2010) / BUSINESS WIRE/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP-News) announced today that it has acquired a lease of approximately 440-800 gross acres in Renville County North Dakota.  This property borders on the well established Bakken shale oil play which encompasses multiple counties including Mountrail, Burke, Divide and Dunn.  FieldPoint has paid an average of $155.00 per acre for these oil and gas leases with an average 16-20% royalty.

FieldPoint’s President and CEO, Ray Reaves, stated, “We are looking to the future, and this unconventional shale oil is a grassroots opportunity. If we are able to acquire additional leaseholds in this area it could have a profound impact on the company.  Central to our growth strategy, we will continue to pursue attractive leaseholds either as solo plays or through established partnerships.”

There can be no guarantee that the Company will be able to acquire any additional leasehold in the area due to the competition and the capital intensity of the Bakken play.

About FieldPoint Petroleum Corporation www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

 This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com